Exhibit 5.2

Weatherford International plc 70 Sir John Rogerson's Quay Dublin 2 D02 R296 Ireland Private and Confidential
Our ref FBO/SCC 661725-51	15 June 2022

Dear Sirs

Registration Statement on Form S-3

We have acted as Irish counsel to Weatherford International plc, a public limited company incorporated under the laws of Ireland (company number 540406) ("Weatherford Ireland") in connection with its filing (together with Weatherford International Ltd., an exempted company incorporated under the laws of Bermuda ("Weatherford Bermuda") and Weatherford International, LLC, a limited liability company incorporated under the laws of Delaware ("Weatherford Delaware", and together with Weatherford Ireland and Weatherford Bermuda, the "Registrants")), on the date hereof, of a registration statement on Form S-3 (the "Registration Statement") under the U.S. Securities Act of 1933, as amended (the "Securities Act") with the U.S. Securities Exchange Commission (the "Commission"). Pursuant to the Registration Statement, the Registrants will register, under the Securities Act, an indeterminate number of the following: (a) ordinary shares of $0.001 each (nominal value) in the capital of Weatherford Ireland ("Ordinary Shares"); (b) options and warrants to purchase Ordinary Shares ("Options"); (c) debt securities of Weatherford Bermuda and Weatherford Delaware (either together or separately) ("Debt Securities"); (d) the related guarantees of Debt Securities (the "Guarantees"); (e) share purchase contracts representing contracts obligating holders to purchase from Weatherford Ireland and Weatherford Ireland to sell to holders a specific number of Ordinary Shares at a future date or dates ("Share Purchase Contracts"); and (f) share purchase units consisting of a Share Purchase Contract and either Debt Securities or debt obligations of third parties, including United States Treasury securities, securing the holder's obligations to purchase Ordinary Shares under a Share Purchase Contract ("Share Purchase Units" and together with Ordinary Shares, Options, Debt Securities and Share Purchase Contracts, the "Securities").

Debt Securities will be issued under a form of indenture filed with the Commission as an exhibit to the Registration Statement, which is to be entered into among Weatherford Ireland, Weatherford Bermuda, Weatherford Delaware and Deutsche Bank Trust Company Americas (the "Indenture"), as supplemented, from time to time, by one or more duly authorised, executed and lawful supplemental indenture(s).

In connection with this Opinion, we have reviewed the corporate resolutions, records and other documents and searches listed in Schedule 1 to this Opinion (the "Documents").

Based on the foregoing, and subject to the assumptions, qualification and limitations set out in Schedule 2, Schedule 3 and elsewhere in this Opinion, we are of the opinion that:

1	Weatherford Ireland is a public limited company, duly incorporated and validly existing under the laws of Ireland;

2	Ordinary Shares (including any Ordinary Shares issued pursuant to Options, Share Purchase Contracts or Share Purchase Units), when issued in accordance with all necessary corporate action of Weatherford Ireland (including a valid resolution of the board of directors of Weatherford Ireland or a duly appointed committee thereof), the provisions of Weatherford Ireland's constitution and any applicable prospectus or prospectus supplement, and subject to receipt by Weatherford Ireland of the full consideration payable therefor, will be validly issued, fully-paid and non-assessable (“non-assessable” is a phrase which has no defined meaning under Irish law, but, for the purposes of this Opinion, shall mean that the registered holders of shares are not subject to calls for additional payments on such shares);

3	Weatherford Ireland has the requisite power and authority under its constitution to enter into the Indenture and to perform its obligations thereunder and, if duly authorised by a valid resolution of the board of directors of Weatherford Ireland or a duly appointed committee thereof (and provided they are given in accordance with the terms of the Indenture, as supplemented by any duly authorised and executed supplemental indenture(s)), to give Guarantees of Debt Securities; and

4	Weatherford Ireland has the requisite power and authority under its constitution, if duly authorised by a valid resolution of the board of directors of Weatherford Ireland or a duly appointed committee thereof, to issue Share Purchase Contracts and Share Purchase Units, provided that any Debt Securities issued as part of Share Purchase Units are issued in accordance with the terms of the Indenture, as supplemented by any duly authorised, executed and lawful supplemental indenture(s).

This Opinion is based upon, and limited to, the laws of Ireland in effect on the date hereof and is based on legislation published and cases fully reported before that date and our knowledge of the facts relevant to the opinions contained herein. We have assumed, without enquiry, that there is nothing in the laws of any jurisdiction other than Ireland which would, or might, affect our opinions as stated herein. We have made no investigations of, and we express no opinion on, the laws of any jurisdiction other than Ireland, or the effect thereof. This Opinion is expressed as of the date hereof and we assume no obligation to update this Opinion.

This Opinion is furnished to you and the persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act strictly for use in connection with the Registration Statement and may not be relied upon by any other person without our prior written consent. This Opinion is confined strictly to the matters expressly stated herein and is not to be read as extending, by implication or otherwise, to any other matter.

We hereby consent to the filing of this Opinion as Exhibit 5.2 to the Registration Statement and to the reference to Matheson under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not admit that we are included in the category of persons whose consent is required under section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

This Opinion and the opinions given in it are governed by, and shall be construed in accordance with, the laws of Ireland.

Yours faithfully

/s/ Matheson
MATHESON

Schedule 1

The Documents

1.	Copies of the certificate of incorporation, certificate of incorporation on change of name and certificate of incorporation on re-registration as a public limited company of Weatherford Ireland, dated 3 March 2014, 20 March 2014 and 29 May 2014, respectively.

2.	Copy constitution of Weatherford Ireland, comprised of its memorandum and articles of association, adopted on 10 December 2019.

3.	Copy resolutions of the board of directors of Weatherford Ireland passed on 13 June 2022.

4.	The final form of Registration Statement, including the prospectus contained therein, to be filed with the Commission.

5.	The final form of Indenture to be filed with the Commission as an exhibit to the Registration Statement.

6.	Searches carried out by independent law researchers on our behalf against Weatherford Ireland on 13 June 2022 in (a) the Index of Petitions and Winding-up Notices maintained at the Central Office of the High Court of Ireland; (b) the Judgments’ Office of the Central Office of the High Court of Ireland; and (c) the Irish Companies Registration Office in Dublin (the "Companies Registration Office") (the “Searches”).

7.	An omnibus secretary's certificate dated 15 June 2022.

Schedule 2

Assumptions

For the purposes of this Opinion, we have assumed:

1.	The truth and accuracy of the contents of the Documents as to factual matters, but have made no independent investigation regarding such factual matters.

2.	All signatures, initials, seals and stamps contained in, or on, the Documents submitted to us are genuine.

3.	All Documents submitted to us as originals are authentic and complete and all Documents submitted to us as copies (including without limitation any document submitted to us as a .pdf, or any other format, attachment to an email) are complete and conform to the originals of such Documents, and the originals of such Documents are authentic and complete.

4.	The Indenture will be executed by all parties in the final form we have examined for the purposes of this Opinion.

5.	The terms of any supplemental indenture to the Indenture will be duly authorised, executed and delivered by all parties thereto (including Weatherford Ireland) and no such supplemental indenture will contain a term or other provision that would render the Indenture or the offer, sale, issuance, admission to trading and / or listing of Debt Securities (including Debt Securities the subject of Share Purchase Units) or the giving of Guarantees thereunder unlawful under the constitution of Weatherford Ireland or the applicable laws of any jurisdiction, including Ireland.

6.	Each party to the Documents (other than Weatherford Ireland) has, and shall continue to have, the due and requisite capacity, power and authority to enter into, execute and perform its obligations under the Documents to which it is, or shall become, a party, and the Documents are, and will not become, subject to avoidance by any person under all applicable laws in any applicable jurisdictions (other than, in the case of the Weatherford Ireland, the laws of Ireland and the jurisdiction of Ireland).

7.	All Documents dated on or prior to the date hereof and on which we have expressed reliance have not been revoked or amended and remain accurate.

8.	The resolutions of the board of directors of Weatherford Ireland on which we have expressed reliance have not been amended or rescinded and are in full force and effect.

9.	Weatherford Ireland will derive a commercial benefit from entering into the Indenture, any supplemental indenture(s) and any other document referred to in, or contemplated by, the Registration Statement (including the prospectus contained therein and any prospectus supplement) and issuing Securities or giving Guarantees thereunder commensurate with the obligations undertaken by it thereunder.

10.	At the time of the allotment of any Ordinary Shares (including upon the grant or issuance of any rights or securities conferring rights to be allotted, or which are convertible into, Ordinary Shares ("Convertible Rights"), including Options, Share Purchase Contracts and Share Purchase Units), Weatherford Ireland will have a sufficient number of authorised but unissued Ordinary Shares in its share capital (being at least equal to the number of Ordinary Shares the subject of such allotment). For the avoidance of doubt, an "allotment" includes an agreement to allot Ordinary Shares.

11.	At the time of the allotment of any Ordinary Shares (including upon the grant or issuance of any Convertible Right, including Options, Share Purchase Contracts and Share Purchase Units), to the extent required: (a) the directors of Weatherford Ireland will, in accordance with section 1021 of the Companies Act 2014 of Ireland (the “Companies Act”), have been generally and unconditionally authorised by the shareholders of Weatherford Ireland to allot a sufficient number of “relevant securities” (within the meaning of that section), being at least equal to the number of Ordinary Shares the subject of such allotment (including upon the grant or issuance of a Convertible Right); and (b) the directors of Weatherford Ireland will, in accordance with section 1023 of the Companies Act, have been empowered by the shareholders of Weatherford Ireland to allot such Ordinary Shares or to grant or issue such Convertible Rights as if section 1022(1) of the Companies Act did not apply to such allotment (including upon the grant or issuance of a Convertible Right).

12.	Where treasury shares are being re-issued, the maximum and minimum prices of re-issue shall have been determined in advance at a general meeting of Weatherford Ireland in accordance with the requirements of section 1078 of the Companies Act.

13.	No Ordinary Share will be allotted and issued for less than its nominal value, and no Ordinary Share will be allotted and issued for consideration other than cash save in accordance with the provisions of sections 1027, 1028 and 1029 of the Companies Act.

14.	No Ordinary Share will be allotted and issued: (a) for consideration of an undertaking from any person that he, she or another will do work or perform services for Weatherford Ireland or for any other person; (b) for consideration otherwise than in cash that includes an undertaking which is to be or may be performed more than five years after the date of allotment; or (c) for other consideration which, from time to time, is not considered good or adequate consideration.

15.	An Ordinary Share shall be issued by the entry of the name of the registered holder thereof in the register of members of Weatherford Ireland confirming that such Ordinary Share has been issued fully paid-up.

16.	Weatherford Ireland shall not, by virtue of or in connection with any Securities to be allotted and issued by it or the giving of any Guarantees, give any financial assistance, as contemplated by sections 82 and 1043 of the Companies Act for the purpose of any acquisition of shares in the capital of Weatherford Ireland or any company which, from time to time, is the holding company of Weatherford Ireland, save as permitted by, or pursuant to an exemption to, the said sections 82 and 1043.

17.	Weatherford Ireland and any other entity whose obligations are guaranteed by it under the Indenture or any supplemental indenture(s) together comprise a “group” for the purposes of section 243 of the Companies Act and any person that subsequently becomes an issuer or a guarantor under the Indenture or any supplemental indenture(s) will also be a member of such group.

18.	In approving the issue and sale of any Securities or the giving of any Guarantee, there shall be no intent by the directors and / or any duly authorised officer of Weatherford Ireland acting under delegated authority to give a creditor a preference which could be deemed to be an unfair preference in accordance with section 604 of the Companies Act.

19.	The obligations expressed to be assumed by each party to the Indenture are legal, valid, binding and enforceable obligations under all applicable laws and in all applicable jurisdictions, other than, in the case of Weatherford Ireland, the laws of Ireland and the jurisdiction of Ireland and any obligations expressed to be assumed by each party to any supplemental indenture(s) will be legal, valid, binding and enforceable obligations under all applicable laws and in all applicable jurisdictions, including the laws of Ireland and the jurisdiction of Ireland.

20.	If any obligation of any of the parties under the Indenture or any supplemental indenture(s) is to be performed in any jurisdiction other than Ireland, its performance will not be illegal or ineffective by virtue of the law of that jurisdiction and there are no provisions of the laws or public policy of any jurisdiction outside Ireland which would be contravened by the execution or performance of the Indenture or any supplemental indenture(s) or which would render their performance ineffective by virtue of the laws of that jurisdiction.

21.	The Indenture, any supplemental indenture(s) and the transactions contemplated thereby and the payments to be made thereunder are not and will not be affected by any financial restrictions or sanctions arising from orders made by the Irish Minister for Finance under the Financial Transfers Act 1992 of Ireland and/or section 42 of the Criminal Justice (Terrorist Offences) Act 2005 of Ireland or the Criminal Justice (Money Laundering and Terrorist Financing) Act 2010 of Ireland.

22.	All authorisations, approvals, licences, exemptions or consents of governmental or regulatory authorities, including Ireland, with respect to the agreements or arrangements referred to in the Registration Statement (including the prospectus contained therein and any prospectus supplement) or with respect to the issue, offer or sale of any Securities or the giving of any Guarantees have been, or will be, obtained and are, or will be, in full force and effect, all Securities and Guarantees will conform with the descriptions contained in the Registration Statement (including the prospectus contained therein and any prospectus supplement) and, subject to such changes as may be required in order to comply with any requirement of Irish law, the selling restrictions contained in the Registration Statement (including the prospectus and any supplemental prospectus) have been and will, at all times, be observed and Weatherford Ireland will otherwise comply with the terms of any other lawful agreements relating to the issue, sale and/or offer of any Securities or the giving of any Guarantees.

23.	The creation, issuance, offering or sale, including the marketing, of any Securities or the giving of any Guarantees will be made, effected and conducted in accordance with and will not otherwise violate any applicable laws and regulations of any jurisdiction, including Ireland, or supra-national authority, including, without limitation: (a) the securities laws and regulations of any jurisdiction or supra-national authority which impose any restrictions, or mandatory requirements, in relation to the offering or sale of securities to the public in any jurisdiction, including the obligation to prepare a prospectus or registration document relating to any securities; and (b) any requirement or restriction imposed by any court, governmental body or supra-national authority having jurisdiction over Weatherford Ireland or the members of their group.

24.	That: (a) Weatherford Ireland will be fully solvent at the time of and immediately following the issue of any Securities or the giving of any Guarantees; (b) no resolution or petition for the appointment of a liquidator or examiner will be passed or presented prior to the issue of any Securities or the giving of any Guarantees; (c) no receiver will have been appointed in relation to any of the assets or undertaking of Weatherford Ireland prior to the issue of any Securities or the giving of any Guarantees; and (d) no composition in satisfaction of debts, scheme of arrangement, or compromise or arrangement with creditors or members (or any class of creditors or members) will be proposed, sanctioned or approved in relation to Weatherford Ireland prior to the issue of any Securities or the giving of any Guarantees.

25.	The information disclosed by the Searches was accurate and complete as of the date the Searches were made and has not been altered, and the Searches did not fail to disclose any information which had been delivered for registration but which did not appear from the information available at the time the Searches were made or which ought to have been delivered for registration at that time but had not been so delivered. No additional matters would have been disclosed by searches being carried out since that time.

26.	No proceedings have been or will be instituted or injunction granted against Weatherford Ireland to restrain it from issuing any Securities or giving any Guarantees and the issue or giving of same would not be contrary to any state, government, court, state or quasi-governmental agency, licencing authority, local or municipal government body or regulatory authority’s order, direction, guideline, recommendation, decision, licence or requirement.

27.	The absence of fraud and the presence of good faith on the part of all parties to the Indenture, any supplemental indenture(s) and any other relevant documents and their respective officers, employees, agents and advisors.

Schedule 3

Qualifications

The opinions in this Opinion are subject to the following qualifications:

1.	A search at the Companies Registration Office is not conclusively capable of revealing whether or not a winding up petition or a petition for the appointment of an examiner, receiver or liquidator has been presented or a resolution passed for the winding up of Weatherford Ireland. A search on the Index of Petitions and Winding-up Notices maintained at the Central Office of the High Court of Ireland is not capable of revealing whether or not a receiver has been appointed to Weatherford Ireland.

2.	Whilst each of the making of a winding up order, the making of an order for the appointment of an examiner and the appointment of a receiver may be revealed by a search at the Companies Registration Office it may not be filed at the Companies Registration Office immediately and, therefore, our searches at the Companies Registration Office may not have revealed such matters. Similarly whilst a petition to wind up may be revealed by a search on Index of Petitions and Winding-up Notices maintained at the Central Office of the High Court of Ireland, the making of a winding up order may not be filed on the Index immediately and therefore our searches may not have revealed such matters.

3.	The position reflected in the Searches may not be fully up to date.

4.	The expressions “validly” and “valid and binding” when used in this Opinion mean that the obligations expressed to be assumed are of a type which the courts of Ireland will treat as valid and binding. It does not mean that these obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular, enforcement of obligations may be:

(a)	limited by general principles of equity, in particular, equitable remedies (such as an order for specific performance or an injunction) which are discretionary and are not available where damages are considered to be an adequate remedy;

(b)	subject to any limitations arising from examinership, administration, bankruptcy, insolvency, moratoria, receivership, liquidation, reorganisation, court scheme of arrangement, arrangement and similar laws affecting the rights of creditors;

(c)	limited by the provisions of the law of Ireland applicable to contracts held to have been frustrated by events happening after their execution;

(d)	invalidated if and to the extent that performance or observance arising in a jurisdiction outside Ireland would be unlawful, unenforceable, or contrary to public policy or to the exchange control regulations under the law of such jurisdiction;

(e)	invalidated by reason of fraud; and

(f)	barred under the Statutes of Limitations of 1957 of Ireland (as amended from time to time) or may be or become subject to the defence of set-off or counterclaim.

5.	The Companies Act prohibits certain steps being taken except with the leave of the court against a company after the presentation of a petition for the appointment of an examiner. This prohibition continues if an examiner is appointed for so long as the examiner remains appointed (maximum period of one hundred days or such period as the court in question may determine). Prohibited steps include steps taken to enforce any security over the company’s property, the commencement or continuation of proceedings or execution or other legal process or the levying of distress against the company or its property and the appointment of a receiver.

6.	Under the provisions of the Companies Act, an examiner can be appointed on a petition to the Circuit Court, if certain criteria are met. It is not possible for anyone other than a party to the relevant proceedings or the solicitors on record for such parties to inspect the Circuit Court files to ascertain whether a petition for the appointment of an examiner has been made in the Circuit Court, and we have made no searches or enquiries in this regard in respect of Weatherford Ireland.

7.	A contractual provision conferring or imposing a remedy or an obligation consequent upon default may not be enforceable if it were construed by an Irish court as being a penalty, particularly if it involved enforcing an additional pecuniary remedy (such as a default or overdue interest) referable to such default and which does not constitute a genuine and reasonable pre-estimate of the damage likely to be suffered as a result of the default in payment of the amount in question or the termination in question; further, recovery may be limited by laws requiring mitigation of loss suffered.

8.	An Irish court may not give effect to an indemnity given by any party to the extent it is in respect of legal costs incurred by an unsuccessful litigator or to the extent that it is in respect of litigation costs which are not awarded by the court.

9.	In the event of any proceedings being brought in an Irish court in respect of a monetary obligation expressed to be payable in a currency other than euro, an Irish court would have the power to give a judgment to pay a currency other than euro but may decline to do so in its discretion and an Irish court might not enforce the benefit of currency conversion or indemnity clauses and, with respect to a bankruptcy, liquidation, insolvency, reorganisation or similar proceeding, the law of Ireland may require that all claims or debts be converted into euro at an exchange rate determined by the court as at a date related thereto, such as the date of commencement of a winding up.

10.	This Opinion does not deal with the tax treatment of the issuance and transfer of any Securities or the giving or transfer of any Guarantees or any payments in respect of any Securities or any Guarantees.

11.	Where a party is vested with a discretion or may determine a matter in his or its opinion, the law of Ireland may require that such discretion is exercised reasonably or that such opinion is based upon reasonable grounds.

12.	The courts of Ireland may interpret restrictively any provision purporting to allow the beneficiary of a guarantee or other suretyship to make a material amendment to the obligations to which the guarantee or suretyship relates without further reference to the guarantor or surety.

13.	An Irish court may not give effect to any provision of a contract which (a) provides for a matter to be determined by future agreement or negotiation; or (b) it considers to be devoid of any meaning, vague or uncertain.

14.	A right of set-off provided for in a contract or another document may not be enforceable in all circumstances.